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                                                                   EXHIBIT 99.11


                         [LETTERHEAD OF ROPES & GRAY]


                                                February 24, 2000

BlackRock Funds
345 Park Avenue
New York, New York 10154

        Re: Independence Square Income Securities, Inc. and BlackRock Funds
            ---------------------------------------------------------------

Ladies and Gentlemen:

        We have acted as special Massachusetts counsel for BlackRock Funds, a Massachusetts business trust (the "Trust"). You have requested our opinion in connection with the transactions (the "Transactions") contemplated by the Agreement and Plan of Reorganization dated as of December 9, 1999 (the "Agreement") between Independence Square Income Securities, Inc., a Maryland corporation ("ISIS"), and the Trust. The Transactions include, among other things, the transfer of all of the assets of ISIS to the BlackRock High Yield Bond Portfolio, an investment portfolio of the Trust (the "Portfolio"), and the assumption of all of the liabilities of ISIS by the Portfolio, in exchange for Class B Investor shares of the Portfolio (the "Shares") that will be issued to ISIS and will promptly be distributed by ISIS to the record holders of shares of ISIS.

        In connection with this opinion, we have examined:

        (i) A copy of the Trust's Declaration of Trust dated as of December 22, 1988, as amended (the "Declaration of Trust").

        (ii) A certificate of the Secretary of State of the Commonwealth of Massachusetts dated February 24, 2000 certifying as to the Trust's authority to exercise in the Commonwealth all of the powers recited in the Declaration of Trust and to transact business in the Commonwealth.

        (iii) A copy of the Trust's Code of Regulations (the "Code of Regulations"), certified by its Secretary.

        (iv) A certificate of the Secretary of the Trust of even date herewith as to certain actions of the trustees of the Trust (including their due adoption of resolutions establishing the Portfolio and designating the Class B Investor shares thereof and of resolutions authorizing the Agreement and the Transactions) and certifying, among other things, that the original Declaration of Trust was executed within the

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                Commonwealth of Massachusetts and that the Trust has maintained an office in Massachusetts since its organization.

        (v)     A copy of the Agreement.

        Except to the extent set forth in paragraphs (i) through (v) above, we have made no independent investigation as to the Trust's organization, existence or authority to conduct its operations, the business conducted by the Trust, or the incumbency or capacity of any individual who has signed any agreement or instrument referred to herein. We have assumed that the Agreement has been executed and delivered on behalf of the Trust by officers of the Trust authorized to do so by the resolutions, referred to in paragraph (iv) above, relating to the Agreement and the Transactions that were adopted at the meeting of the Trust's trustees held on October 4, 1999, and that the terms and conditions of the Agreement are consistent with the discussion of the Agreement at such meeting.

        In our examination of documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such original documents.

        We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules or regulations of any state or jurisdiction other than the Commonwealth of Massachusetts. Further, we express no opinion as to the state securities or blue sky laws of any jurisdiction, including the Commonwealth of Massachusetts.

        We have assumed that the Trust has taken or prior to the issuance of the Shares will take all action necessary to effect the timely registration of the Shares under the Securities Act of 1933, as amended, and timely to register or qualify the Shares for sale under the securities laws of any states where such registration or qualification is required, and that each of the Trust and ISIS has complied or prior to the issuance of the Shares will comply fully with all other applicable provisions of federal and state securities and other law in connection with the Agreement and the Transactions. We have further assumed that the aggregate value of the assets of ISIS transferred to the Portfolio pursuant to the Agreement, net of the aggregate value of the liabilities of ISIS assumed by the Portfolio pursuant to the Agreement, will at least equal, as of the time of such transfer and assumption, the aggregate par value of the Shares.

        We have assumed that ISIS has all requisite power and authority under all applicable laws and regulations, and has taken all necessary actions, to execute and deliver the Agreement and to effect the transactions contemplated thereby. We have also assumed the due existence of ISIS, and

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BlackRock Funds                       -3-                      February 24, 2000


the validity, binding effect and enforceability of the Agreement in accordance with its terms against ISIS.

        Based upon and subject to the foregoing, it is our opinion that:

        (1) The Trust is, under the laws of the Commonwealth of Massachusetts, a duly established and validly existing unincorporated voluntary association with transferable shares (commonly known as a "Massachusetts business trust").

        (2) The Shares are duly authorized and, upon delivery to ISIS following receipt by the Portfolio of the assets of ISIS as provided in the Agreement, will be validly issued, fully paid and nonassessable.

        Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, order or other undertaking issued by or on behalf of the Trust or its Trustees, and in the stationery used by the Trust. The Declaration of Trust provides for indemnification out of the assets of the Trust belonging to the class(es) of shares owned by such shareholder (and other classes having the same alphabetical designation) for all loss and expense of any shareholder held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant class of shares itself (and other classes having the same alphabetical designation) would be unable to meet its obligations.

        We consent to the filing of this opinion as an exhibit to the registration statement on Form N-14 filed by the Trust pursuant to the Securities Act of 1933 relating to the Transactions.


                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray